Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-238211, Form S-3ASR 333-255719),

(2)Registration Statements (Form S-8 No. 333-143355, Form S-8 No. 333-188796 and Form S-8 No. 333-211328) pertaining to the Company’s 2006 Stock Incentive Plan,

(3)Registration Statements (Form S-8 No. 333-182979 and Form S-8 No. 333-218177) pertaining to the Company’s Employee Stock Purchase Plan, and

(4)Registration Statement (Form S-8 No. 333-214460) pertaining to the Company’s 2016 Omnibus Incentive Plan;

of DMC Global, Inc. of our reports dated May 7, 2021 and April 27, 2020, relating to the balance sheets of Arcadia, Inc. as of December 31, 2020 and 2019, and the related statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Windes, Inc.
Long Beach, California
March 11, 2022